Exhibit 99.1

Entercom Communications Corp.

Receives Continued Listing Standards Notice From The NYSE

(Bala Cynwyd, Pa. December 2, 2008) Entercom Communications Corp. (NYSE: ETM) announced today that on December 1, 2008 the Company received notification from the New York Stock Exchange (the “NYSE”) that the Company has fallen below the continued listing standard which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

The Company has a period of six months, subject to possible extension, to bring its share price and average share price to at least $1.00.  Under NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the cure period, subject to the Company’s compliance with other NYSE continued listing requirements.  The Company plans to notify the NYSE that it intends to cure the deficiency.

Note Regarding Forward-Looking Statements

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission.  Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general.  The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:

Steve Fisher

Executive Vice President-Operations and Chief Financial Officer

610-660-5647